EXHIBIT (d)(2)

                               MACKENZIE SOLUTIONS

                       BUSINESS MANAGEMENT AND INVESTMENT
                          ADVISORY AGREEMENT SUPPLEMENT

                 International Solutions I - Conservative Growth


         AGREEMENT made as of the 28th day of June, 1999, by and between Mackenzie Solutions (the "Trust") and Ivy Management, Inc. (the "Manager").

         WHEREAS, the Trust is an open-end investment company organized as a Massachusetts business trust, and consists of such separate investment portfolios as have been or may be established and designated by the Trustees of the Trust from time to time;

         WHEREAS, a separate class of shares of the Trust is offered to investors with respect to each investment portfolio;

         WHEREAS, the Trust has adopted a Master Business Management and Investment Advisory Agreement ("Master Agreement") dated as of June 28th, 1999, pursuant to which the Trust has appointed the Manager to provide the business management and investment advisory services specified in that Master Agreement; and

         WHEREAS, International Solutions I - Conservative Growth (the "Fund") is a separate investment portfolio of the Trust:

         NOW, THEREFORE, the Trustees of the Trust hereby take the following actions, subject to the conditions set forth:

         1. As provided for in the Master Agreement, the Trust hereby adopts the Master Agreement with respect to the Fund, and the Manager hereby acknowledges that the Master Agreement shall pertain to the Fund, the terms and conditions of such Master Agreement being hereby incorporated herein by reference.

         2. The term "Fund" as used in the Master Agreement shall, for purposes of this Supplement, pertain to the Fund.

         3. As provided in the Master Agreement and subject to further conditions as set forth therein, the Fund shall pay the Manager a monthly fee at an annual rate of 0.25% of the Fund's average net assets.


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         4. This Supplement and the Master Agreement (together, the "Agreement")
shall become effective with respect to the Fund as of the date specified above and shall remain in effect with respect to the Fund for a period to be determined as provided in the Master Agreement.



                            MACKENZIE SOLUTIONS,       on behalf of
                            International Solutions I - Conservative Growth



                            By:      /s/ KEITH J. CARLSON
                                     Keith J. Carlson, President


                              IVY MANAGEMENT, INC.



                                 By:      /s/ MICHAEL G. LANDRY
                                          Michael G. Landry, President